SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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United Financial Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[United Financial Logo]

March 12, 2010

Dear Stockholder:

           We cordially invite you to attend the annual meeting of stockholders of United Financial Bancorp, Inc. (the “Company”).  The annual meeting will be held at the office of United Bank located at 95 Elm Street, West Springfield, Massachusetts at 2:00 p.m., local time, on April 15, 2010.

           The enclosed Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the annual meeting.  During the meeting, we will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that stockholders may have.  Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the annual meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.  Your vote is important, regardless of the number of shares that you own.

Sincerely,

/s/ Richard B. Collins

Richard B. Collins
Chairman, President and Chief Executive Officer

Please note new regulatory changes will affect how shares are voted in the election of directors.  If you hold your shares in street name, to be able to vote your shares, you must instruct your broker, bank or other nominee how to vote on the election of directors.  Please save us additional or solicitation costs by returning your instructions today.  Your vote is important.

United Financial Bancorp, Inc.
95 Elm Street
West Springfield, Massachusetts 01089
(413) 787-1700

Notice of Annual Meeting of Stockholders

On Thursday, April 15, 2010, United Financial Bancorp, Inc. will hold its annual meeting of stockholders at the office of United Bank, 95 Elm Street, West Springfield, Massachusetts.  The meeting will begin at 2:00 p.m., local time.  At the meeting, stockholders will consider and act on the following:

1.	The election of three directors to serve for a term of three years;

2.	The ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2010; and

3.	Such other matters as may properly come before the meeting.

NOTE:  The Board of Directors is not aware of any other business to come before the meeting.

Stockholders of record at the close of business on February 24, 2010 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.  Your proxy will not be used if you attend the meeting and vote in person.

By Order of the Board of Directors

/s/ Terry J. Bennett

Terry J. Bennett
Corporate Secretary

West Springfield, Massachusetts
March 12, 2010

IMPORTANT:  The prompt return of proxies will save the Company the expense of further requests for proxies.  A self-addressed envelope is enclosed for your convenience.  No postage is required if mailed within the United States.

United Financial Bancorp, Inc.

Proxy Statement

Table of Contents

Notice of Internet Availability of Proxy Materials	1

Voting and Proxy Procedure	1

Corporate Governance and Board Matters	3

Stock Ownership	9

Proposal 1 – Election of Directors	11

Proposal 2 – Ratification of the Independent Registered Public Accounting Firm	13

Audit Committee Report	14

Compensation Committee Report	15

Compensation Discussion and Analysis	15

Executive Compensation	24

Governance Committee Procedures	34

Stockholder Communications	36

Transactions with Related Persons	36

Section 16(a) Beneficial Ownership Reporting Compliance	37

Stockholder Proposals and Nominations	37

Miscellaneous	38

UNITED FINANCIAL BANCORP, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of United Financial Bancorp, Inc. (the “Company” or “United Financial”) to be used at the annual meeting of stockholders of the Company.  The Company is the holding company for United Bank.  The annual meeting will be held at the office of United Bank, 95 Elm Street, West Springfield, Massachusetts, on April 15, 2010, at 2:00 p.m, local time.  This proxy statement and the enclosed proxy card are being first mailed to stockholders on or about March 12, 2010.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding The Availability Of Proxy Materials For The Annual Meeting Of
Stockholders To Be Held On April 15, 2010

This proxy statement, including the notice of the annual meeting of stockholders, and United Financial Bancorp, Inc.’s 2009 annual report to stockholders are each available on the internet at http://www.ubnkproxymaterials.com.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your United Financial common stock if the records of the Company show that you held your shares as of the close of business on February 24, 2010.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee.  As the beneficial owner, you have the right to direct your broker on how to vote your shares.  Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

As of the close of business on February 24, 2010, 16,742,660 shares of United Financial common stock were outstanding.  Each share of common stock has one vote.  The Company’s Articles of Incorporation provide that record owners of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to vote the shares held in excess of that 10% limit.

Attending the Meeting

If you are a stockholder as of the close of business on February 24, 2010, you may attend the meeting.  However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting.  A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership.  If you want to vote your shares of United Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The annual meeting will be held if a majority of the issued and outstanding shares of common stock entitled to vote, constituting a quorum, is represented at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted to determine the existence of a quorum.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the annual meeting.  This means that the nominees receiving the greatest number of votes will be elected.  Votes withheld and broker non-votes will have no effect on the vote for the election of directors.

In voting to approve the appointment of Grant Thornton LLP as the independent registered public accounting firm you may vote in favor of the proposal, against the proposal or abstain from voting.  To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting.  Abstentions will have the same effect as a negative vote, while broker non-votes will have no effect on the voting.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.  These are referred to broker non-votes.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this Proxy Statement).

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of United Financial to request that you allow your shares of United Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card.  All shares of United Financial common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.  The Board of Directors recommends that you vote “FOR” each of the nominees for director and “FOR” ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

If any matter not described in this proxy statement is properly presented at the annual meeting,  the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the meeting to solicit additional proxies.  If the annual meeting is postponed or adjourned, your United Financial common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy.  The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy, you must either advise the Secretary of the Company in writing before your United Financial common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person.  Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your United Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.  If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Participants on the ESOP, the Stock-Based Incentive Plan and the Equity Incentive Plan

If you participate in the United Bank Employee Stock Ownership Plan (the “ESOP”), our 2006 Stock-Based Incentive Plan or our 2008 Equity Incentive Plan, you will receive a vote authorization form for each plan that reflects the shares you may direct the trustees to vote on your behalf under the plan.  Under the terms of the ESOP, all allocated shares of United Financial common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants.  All unallocated shares of United Financial held by the ESOP and all allocated shares for which no timely voting instructions are received are voted by the ESOP trustee in the same proportion as shares for which the trustee has received timely voting instructions, subject to the exercise of its fiduciary duties.  Under the Stock-Based Incentive Plan and the 2008 Equity Incentive Plan, participants may direct each plan trustee how to vote their unvested restricted stock awards.  The plan trustee will vote all shares held in the trust for which it does not receive timely voting instructions as directed by United Financial.  The deadline for returning your voting instructions is April 7, 2010.

Corporate Governance and Board Matters

Director Independence

The Board of Directors has determined that, except for Richard B. Collins, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards.  Mr. Collins is not considered independent because he is the President and Chief Executive Officer of the Company.  In determining the independence of the directors, the Board of Directors considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to Ms. Cutting and Messrs. Ross, Stewart, Themistos and Werenski, as well as the following:

•	Sponsorships, grants and tuition given to Bay Path College, of which Ms. Leary is President;

•	Advertising on Cutting Edge Broadcasting Incorporated, a radio station of which Ms. Cutting is President and General Manager;

•	Real estate appraisal services from Michael Crowley’s appraisal firm; and

•	The automobile insurance discounts offered to our employees by Ross Insurance Agency, Inc., of which Mr. Ross is Vice President and Treasurer.

Board Leadership Structure and Board’s Role in Risk Oversight

While the offices of Chairman of the Board and President and Chief Executive Officer are not separated, the Board has created a Lead Director office to enhance Board independence and oversight.  The lead director is selected from the independent directors of the Company’s Board of Directors for a four-year rotation.  Among other things, the Lead Director is responsible for:

•	presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as liaison between the chairman and the independent directors;

•	approving the agenda for Board meetings and approving information sent to the Board;

•	representing the Board of Directors, where appropriate, including direct communication with Company shareholders; and

•	calling meetings of the independent directors.

The Lead Director position assists the Chairman of the Board with his Board duties thereby allowing him to better focus on his growing responsibilities as President and Chief Executive Officer of running the Company, enhancing shareholder value and expanding and strengthening our franchise.  Robert A. Stewart, Jr. currently serves as the Lead Director.  Mr. Stewart is independent under the listing requirements of The NASDAQ Stock Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company.  Senior management attends the board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.  The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Stock Ownership Guidelines

The Board of Directors of the Company believes that it is in the best interest of the Company and its stockholders to align the personal financial interests of the Company’s directors and officers with those of stockholders of the Company. In addition, the Board of Directors believes that such stock ownership demonstrates a commitment to and belief in the long-term profitability of the Company and United Bank.  Finally, the Board of Directors believes the adoption of stock ownership guidelines reflects the Company’s commitment to sound corporate governance.  For these reasons, the Board of Directors maintains the following Stock Ownership Guidelines for certain senior officers of the Company and the Bank and the Board of Directors of the Company:

Outside Directors
Company common stock valued, based on original purchase cost value, at four times the average board fee paid to each outside director during the 12 months immediately preceding the date of the adoption of the Stock Ownership Guidelines.

Chief Executive Officer	Company common stock valued, based on original purchase cost value, at four times his annual base salary as of the date of the adoption of the Stock Ownership Guidelines.

Officers Other than Chief Executive Officer	Company common stock valued, based on original purchase cost value, at three times his or her annual base salary as of date of the adoption of the Stock Ownership Guidelines.

Meetings and Committees of the Board of Directors

During 2009, the Board of Directors of the Company held 13 meetings.  During 2009, no director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served.

The Company has standing Audit, Compensation and Governance Committees.  The following table identifies these standing committees and their members as of February 24, 2010.  All members of each committee are independent in accordance with the listing standards of The NASDAQ Stock Market.  Each of the committees operates under a written charter that governs its composition, responsibilities and operations.  Each of the charters for the committees listed above is available in the Governance Documents portion of the Investors Relations section of the Company’s web site at www.bankatunited.com.

Director	Audit Committee		Compensation Committee	Governance Committee

Paula A. Aiello
Richard B. Collins
Michael F. Crowley
Carol Moore Cutting	X		X	X
Carol A. Leary	X		X *	X
G. Todd Marchant
Kevin E. Ross	X	*	X	X
Robert A. Stewart, Jr.	X		X	X
Thomas H. Themistos	X	#	X	X *
Michael F. Werenski

Number of Meetings in 2009	6		1	2
_______________
* Chairperson
# Audit committee financial expert

Audit Committee.  The Audit Committee is responsible for, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit the Company’s annual financial statements;

•	in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of the Company’s financial reporting processes, both internal and external;

•	approving the scope of the audit in advance;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•
considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the registered public accounting firm independence;

•	reviewing earnings and financial releases and quarterly reports filed with the SEC;

•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and

•	reviewing the adequacy of the audit committee charter.

The Board of Directors has determined that Mr. Themistos qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.

Compensation Committee.  The Compensation Committee is appointed by the Board of Directors of the Company to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and the Bank and that align their interests with the interests of the shareholders. The Committee reviews the performance of and annually recommends to the full Board the compensation and benefits of the Company’s executive officers (including the Chief Executive Officer).  The Committee administers the Company’s compensation plans, including stock option and stock award plans, the employee stock ownership plan, and cash incentive plans.  The Committee reviews and evaluates the terms of employment and severance agreements/arrangements for executive officers, including any change of control and indemnification agreements. The Committee recommends to the full Board the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board. Finally, the Committee establishes annual compensation percentage increases for all Bank staff.

Governance Committee. The Governance Committee:

•	leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for stockholder approval;

•	reviews and monitors compliance with Nasdaq Stock Market listing requirements for board independence;

•
makes recommendations to the Board regarding the size and composition of the Board and develops and recommends to the Board criteria for the selection of individuals to be considered for election or re-election to the Board; and

•	reviews the committee structure and makes recommendations to the Board regarding committee membership.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code of Ethics is available on the Company’s website at www.bankatunited.com.  Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

Attendance at Annual Meeting

While the Company has no formal policy on director attendance at annual meetings of stockholders, all directors are encouraged to attend.  All directors attended the 2009 annual meeting of stockholders.

Directors’ Compensation

Director Fees.  Each director is compensated by the Bank unless a Company Board or committee meeting is on a separate day from a Bank Board or committee meeting.  In that case, the Company director earns the same fees as would have been paid for a Bank director or committee meeting.  Each non-employee director is paid a fee of $950 per Board meeting attended, with one excused paid absence allowed (for regularly scheduled meetings only) during the course of the year.  Additionally, directors are permitted one paid remote board meeting and one paid remote committee meeting each year.  Each non-employee director serving on a Board committee is paid a fee of $550 ($650 for the Audit Committee) per committee meeting attended.  Each non-employee director also receives a fee of $550 for attending outside workshops on topics relating to their service.

 In addition to these per-meeting fees, each non-employee director is paid an annual retainer of $10,000, except for the Lead Director, the Audit Committee Chairperson, the Compensation Committee Chairperson and the Governance Committee Chairperson, who are paid an annual retainer of $13,000, $14,000, $14,000 and $12,000, respectively.

Director Retirement Plan.   The United Bank 2007 Director Retirement Plan provides for the payment of normal retirement benefits upon the director’s separation from service on or after attainment of his normal retirement age (age 72 or age 65 with 10 years of service).  The normal retirement benefit is generally equal to 70% of the average annual director’s fees over the highest three years of a Director's final 10 years of service, and is payable in 10 annual installments commencing within 60 days after the director’s separation from service.  In the event a participant has a separation from service prior to his normal retirement date (other than due to termination for cause, disability or death), the participant is entitled to a lesser benefit payable in ten annual installments commencing at age 65.  The amount payable will be determined by multiplying the normal retirement benefit by the director’s benefit percentage, which is 10% for each year of service, up to 100%.  In the event of a separation from service due to death, disability or a change in control, a participant receives 100% of his retirement benefit.  A director may elect to receive his normal retirement benefit or early termination benefit payable in a lump sum rather than 10 annual installments, if such election was made prior to December 31, 2007, or if later, within 30 days of his initial participation in the Director Retirement Plan.  As of December 31, 2009, directors

Marchant and Ross have elected to receive their benefit in 10 equal installments.  All other directors have elected to receive their benefit in a lump sum.

In the event of a change in control of the Company, each director will receive a lump sum payment equal to his normal retirement benefit. Payments will be made within 30 days of the change in control.   If a director dies while serving on the board, the director’s beneficiary will be entitled to the normal retirement benefit as if the director had survived until normal retirement age, provided that the average annual director’s fees will be determined as of the director’s date of death, and will be payable in the form selected by the director within 60 days of the director’s death.  If the director dies after separation from service but before payments of his benefits under the Director Retirement Plan have commenced, or after payments have commenced but before they are completed, the director’s beneficiary will be entitled to the benefits in the form that would have been paid to the director.  In the event a director has a termination for cause, the director will forfeit all rights to benefits under the Director Retirement Plan.

The following table sets forth for the year ended December 31, 2009 certain information as to the total remuneration we paid to our directors other than Mr. Collins.  Mr. Collins is not compensated for his services as a director.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)(2)(3)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation (4)	Total ($)

Paula A. Aiello(5)	$2,050	$61,465	$42,640	$6,091	$—	$112,246
Michael F. Crowley	37,750	—	—	25,383	3,917	67,050
Carol Moore Cutting	31,850	—	—	28,750	3,917	64,517
Carol A. Leary	36,950	—	—	36,983	3,917	77,850
G. Todd Marchant	34,600	—	—	6,980	3,917	45,497
Kevin E. Ross	35,450	—	—	16,966	3,917	56,333
Robert A. Stewart, Jr.	37,500	—	—	18,942	3,917	60,359
Thomas H. Themistos	34,000	—	—	21,725	3,917	59,642
Michael F. Werenski	36,100	—	—	6,170	3,917	46,187

(1)
Reflects the aggregate grant date fair value of the granting of 4,750 shares of restricted stock computed in accordance with FASB ASC Topic 718, based on a per share value of $12.94, which represents the Company’s stock price on the date of grant.

(2)	The following table provides certain additional information concerning the option awards and shares of restricted stock of our non-employee directors for fiscal 2009:

Name	Restricted Stock Awards Outstanding at December 31, 2009	Option Awards Outstanding at December 31, 2009

Paula A. Aiello	4,750	10,250
Michael F. Crowley	11,556	24,935
Carol Moore Cutting	11,556	24,935
Carol A. Leary	11,556	24,935
G. Todd Marchant	11,556	24,935
Kevin E. Ross	11,556	24,935
Robert A. Stewart, Jr.	11,556	24,935
Thomas H. Temistos	11,556	24,935
Michael F. Werenski	11,556	24,935

  (footnotes continued on following page)

(3)
Reflects the aggregate grant date fair value of the granting of 10,250 stock options computed in accordance with FASB ASC Topic 718, based on a per share value of $4.16 using the a Black-Scholes option pricing model.  The assumptions used to estimate the value of the options were:  dividend yield – 2.18%; expected volatility – 35.33%; risk-free interest rate – 3.28%; and expected lives – 6.5 years.  The actual value, if any, realized from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of an option on the date the option is exercised.  Accordingly, there is no assurance that the value realized will be at or near the value estimated above.

(4)	Represents the value of dividends on unvested shares of restricted stock.
(5)	Ms. Aiello joined the United Bank and United Financial Bancorp Board of Directors on December 1, 2009.

Stock Ownership

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership.  The following table sets forth, as of February 24, 2010, the shares of common stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s outstanding shares of common stock.

Name of Address of Beneficial Owners	Amount of Shares Owned	Percent of Common Stock Outstanding

United Bank Employee Stock Ownership Plan(1) 95 Elm Street West Springfield, Massachusetts 01089	1,418,218	8.5%

BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	1,029,932	6.2

Dimensional Fund Advisors, LP(3) Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	936,180	5.6

______________________
(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2010.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010.
(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2010.

The following table provides information about the shares of United Financial common stock that may be considered to be owned by each director or nominee for director of the Company, by those officers of the Company named in the Summary Compensation Table and by all directors, nominees for director and executive officers of the Company as a group as of February 24, 2010.  Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.  A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.  The number of shares beneficially owned by all directors, nominees and executive officers as a group totaled 6.7% of our common stock as of February 24, 2010.  Each director, director nominee and named executive officer owned less than 1% of our outstanding common stock as of that date, except for Mr. Collins who owned 1.4% as of that date.

Name	Number of Shares Owned (excluding options) (1)(2)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Total

Directors

Paula A. Aiello	4,894		—	4,894

Richard B. Collins	140,997	(3)	97,287	238,284

Michael F. Crowley	35,997	(4)	16,901	52,898

Carol Moore Cutting	22,444	(5)	16,901	39,345

Carol A. Leary	25,091		16,901	41,992

G. Todd Marchant	22,466	(6)	16,901	39,367

Kevin E. Ross	22,989		16,901	39,890

Robert A. Stewart, Jr.	27,789	(7)	16,901	44,690

Thomas H. Themistos	22,885		16,901	39,786

Michael F. Werenski	51,608	(8)	16,901	68,509

Named Executive Officers Who are Not Directors

Keith E. Harvey	69,442		48,643	118,085

Mark A. Roberts	53,478	(9)	48,643	102,121

J. Jeffrey Sullivan	55,384		48,643	104,027

Charles R. Valade	39,596	(10)	35,584	75,180

All Directors, Nominees and Executive Officers as a group (17 persons)	674,906		480,652	1,155,558

_____________________________________
(1)
Includes shares allocated to the account of the individuals under the United Bank Employee Stock Ownership Plan, with respect to which each individual has voting but not investment power as follows:  Mr. Collins—7,315 shares; Mr. Harvey—6,842 shares; Mr. Roberts—2,391 shares; Mr. Sullivan—6,755 shares; and for all executive officers not individually listed in the table —10,940 shares.

(2)
Includes shares of unvested restricted stock held in trust over which the individual has voting but not investment power as follows:  Ms. Aiello—4,750 shares; Mr. Collins—61,424 shares; Mr. Crowley—11,556 shares; Ms. Cutting—11,556 shares; Ms. Leary—11,556 shares; Mr. Marchant—11,556 shares; Mr. Ross— 11,556 shares; Mr. Stewart—11,556 shares; Mr. Themistos—11,556 shares; Mr. Werenski—11,556 shares; Mr. Harvey—30,409 shares; Mr. Roberts—26,870 shares; Mr. Sullivan—30,409 shares; Mr. Valade—20,000 shares; and for all executive officers not individually listed in the table — 40,746 shares.

(3)	Includes 15,611 shares of common stock held by Mr. Collins’ spouse and 10,000 shares held in Mr. Collins’ individual retirement account.
(4)
Includes 5,203 shares of common stock held in Mr. Crowley’s individual retirement account, 4,663 shares of common stock jointly held by Mr. Crowley and his son and 3,622 shares of common stock held by Mr. Crowley as custodian for his daughter.  Mr. Crowley has pledged 3,000 of his shares to another financial institution as security for a loan.

(5)	Includes 2,601 shares of common stock held in Ms. Cutting’s individual retirement account and 52 shares of common stock held by a corporation.
(6)	Includes 7,035 shares of common stock held in a trust.

  (footnotes continued on following page)

(7)	Includes 5,800 shares held in Mr. Stewart’s individual retirement account.
(8)
Includes 4,787 shares of common stock held by Mr. Werenski’s spouse’s individual retirement account, 5,827 shares of common stock held in Mr. Werenski’s individual retirement accounts and 208 shares of common stock held by Mr. Werenski’s spouse.

(9)	Includes 1,095 shares of common stock held in Mr. Roberts’ individual retirement account.
(10)	Includes 15,180 shares in Mr. Valade’s individual retirement account and 82 shares held by Mr. Valade’s spouse as custodian for their child.

Proposal 1 — Election of Directors

The Company’s Board of Directors consists of ten members.  The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year.  Three directors will be elected at the annual meeting to serve for a three-year term or until their respective successors have been elected and qualified.  The nominees for election are Michael F. Crowley, Carol Moore Cutting and Carol A. Leary.

It is intended that the proxies solicited by the Board of Directors will be voted to elect the nominees named above.  If a nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors.  Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board.  At this time, the Board of Directors knows of no reason why a nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all of the nominees.

Information regarding the nominees and the directors continuing in office is provided below.  Unless otherwise stated, each individual has held his current occupation for the last five years.  The age indicated in each nominee’s biography is as of December 31, 2009.  There are no family relationships among the directors or executive officers.  The indicated period for service as a director includes service as a director of United Bank.

Nominees for Election of Directors

The following nominees are standing for election for terms ending in 2013:

Michael F. Crowley is President of Crowley Real Estate Appraisers, Inc., located in Wilbraham, Massachusetts.  Age 51.  Director since 2001.

Mr. Crowley has extensive experience in valuing commercial real estate throughout New England and is an important source of information on real estate matters for the Directors Loan Committee on which he serves.

Carol Moore Cutting is the owner, President and General Manager of Cutting Edge Broadcasting Incorporated, a radio station located in Northampton, Massachusetts.  Age 61.  Director since 2001.

Ms. Cutting is an entrepreneur and is active in both the business and civic communities in the Greater Springfield and Northampton areas. She has received numerous awards for business and civic leadership and is one of the area’s most visible minority leaders. She currently serves as the Chair of the United Bank Foundation.

Carol A. Leary is President of Bay Path College, located in Longmeadow, Massachusetts.  Age 62.  Director since 2001.

As the leader of a complex organization with hundreds of employees Ms. Leary brings significant executive experience to United Financial’s board deliberations.   Ms. Leary serves on the board of

directors of several major area not-for-profit organizations and her extensive knowledge of community affairs helps to ensure that United Financial is able to reach out to meet community needs where appropriate.

Directors Continuing in Office

The following directors have terms ending in 2011:

Paula A. Aiello is Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc. of Worcester, and serves on the audit, finance and investment committees for the organization.  She is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and the Central Massachusetts Financial Executives Organization. Ms. Aiello served as a director of CNB Financial Corp. from July 2008 until it was acquired by United Financial in November 2009.  Age 47.

Ms. Aiello is a certified public accountant with public accounting experience and has the financial background to qualify as an audit committee financial expert.  She currently serves on our loan committee and brings knowledge of the Worcester Region and on the commercial credits that were acquired in the acquisition of Commonwealth National Bank.

Richard B. Collins is President and Chief Executive Officer of the Company and the Bank.  Mr. Collins joined the Bank in 2001 as President.  Mr. Collins became the Chief Executive Officer and joined the Bank’s Board of Directors in 2002 and became Chairman of the Board in 2007.  Prior to his affiliation with the Bank, Mr. Collins was President and Chief Executive Officer of First Massachusetts Bank, N.A.  Age 67.  Director since 2002.

Mr. Collins’ extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which the Bank serves affords the Board valuable insight regarding the business and operation of the Bank.  Mr. Collins’ knowledge of all aspects of the Company’s and the Bank’s business position him well to continue to serve as our President and Chief Executive Officer.

Michael F. Werenski is President and Treasurer of Marion & Werenski Insurance and Real Estate Agency, Inc., located in South Hadley, Massachusetts.  Age 50.  Director since 1991.

Mr. Werenski’s experience provides the Board with critical experience in commercial and consumer real estate and insurance matters.  In addition, Mr. Werenski possesses substantial small company management experience, specifically within the region in which the Company conducts its business.

The following directors have terms ending in 2012:

Kevin E. Ross is Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts.  Age 57.  Director since 1991.

Mr. Ross provides unique insight into the Holyoke market and its surrounding areas.  Additionally, Mr. Ross provides the Board with the value of his experience in the insurance and financial services industries.

Robert A. Stewart, Jr. is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency, located in Springfield, Massachusetts.  Age 58.  Director since 1991.

Mr. Stewart provides the Board with additional expertise in matters relating to insurance and financial services.

Thomas H. Themistos, CPA/PFS is a Tax/Financial Advisor. He retired September 1, 2007 from the firm Kostin, Ruffkess & Company, LLC, a regional public accounting firm with offices in Springfield, Massachusetts and Farmington and New London, Connecticut. Previously, he was Managing Partner at Themistos & Dane, P.C., which merged with Kostin, Ruffkess & Company, LLC in September 2005.  He is a member of the Massachusetts Society of Certified Public Accountants and the American Institute of Certified Public Accountants.  Age 70.  Director since 2004.

Mr. Themistos provides expertise with regard to tax, financial and accounting matters.  He has the background to qualify as the Company’s audit committee financial expert.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP to be the Company’s independent registered public accounting firm for the 2010 fiscal year, subject to ratification by stockholders.  A representative of Grant Thornton LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not accepted by a majority of the votes cast at the annual meeting, other independent registered public accounting firms will be considered by the Audit Committee of the Board of Directors.  The Board of Directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December  30, 2009 and 2008.

	2009	2008

Audit Fees(1)	$561,086	$309,574
Audit-Related Fees	–	–
Tax Fees(2)	–	11,585
All Other Fees	–	–
___________________________________
(1)	Includes $193,793 in services related to the acquisition of CNB Financial Corp.
(2)	Consists of tax filing and tax related compliance and other advisory services.

There were no non-audit services provided by Grant Thornton LLP in 2009.  The Audit Committee believes that the non-audit services provided by Grant Thornton LLP in 2008 are compatible with maintaining Grant Thornton LLP’s independence.

Approval of Services by the Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

During the year ended December 31, 2009, 100% of the Audit Related Fees, Tax Fees and All Other Fees set forth above were approved by the Audit Committee.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles.  The Audit Committee oversees the Company’s internal controls and financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed pursuant to the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management.  In concluding that the independent registered accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
of United Financial Bancorp, Inc.

Kevin E. Ross, Chair
Carol Moore Cutting
Carol A. Leary
Robert A. Stewart, Jr.
Thomas H. Themistos

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management of the Company.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Compensation Committee of the Board of Directors
of United Financial Bancorp, Inc.

Carol A. Leary, Chair
Carol Moore Cutting
Kevin E. Ross
Robert A. Stewart, Jr.
Thomas H. Themistos

Compensation Discussion and Analysis

Compensation Philosophy

We have designed a compensation and benefits program for our named executive officers that is focused on motivating and retaining talented executives that can help us build our franchise and enhance long-term shareholder value.  More specifically, our program is designed to accomplish the following objectives:

•	Align the interests of executives with the interests of shareholders in the creation of long-term shareholder value;

•	Tie annual and long-term cash and stock incentives to the achievement of measurable corporate and individual performance;

•	Reward executives for enhancing long-term shareholder value;

•	Balance rewards for the achievement of both short-term and long-term Bank and individual objectives and ensuring sound risk management; and

•	Encourage ownership of Company common stock.

Management and the Compensation Committee of the Board of Directors work together to ensure that executives are held accountable and rewarded for delivering superior performance and enhanced shareholder returns.   The Compensation Committee believes that the compensation package offered to executives should be comparable to that offered by our peer banks and should have a significant component tied to measurable Bank performance.

Elements of Our Compensation and Benefits Program

In order to achieve our objectives we have structured a compensation and benefits program that provides our named executive officers with the following:

•	Competitive Base Pay

•	Annual Cash Incentives

•	Long-term Equity Incentives

•	Retirement Benefits;

•	Executive Agreements; and

•	Executive Perquisites

The elements of an executive’s total compensation package will vary depending upon the executive’s job position and responsibilities.

Role of Compensation Committee

The Compensation Committee reviews all of the elements of compensation for our named executive officers annually to ensure we are competitive in the market place and that the mix of benefits accurately reflects our compensation philosophy.  The Committee operates under a written charter that establishes the Compensation Committee’s responsibilities.  The Compensation Committee and Board of Directors review the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Role of Management

The role of management, including the chief executive officer, is to advise the Compensation Committee, to make recommendations as to the amount and form of executive and Board compensation, and to provide data, analysis and support for input into Compensation Committee decision-making. Our chief executive officer does not participate in any decisions relating to his compensation.

Role of Compensation Consultant

The Compensation Committee directly retained the services of Pearl Meyer & Partners, an outside compensation consultant, to assist the Company in evaluating its compensation practices and in developing and implementing its executive compensation program for 2009.  As part of the compensation evaluation, Pearl Meyer & Partners assisted the Compensation Committee in the development of a peer group of financial institutions.  See “Peer Group” for a list of the publicly traded financial institutions the Company uses to benchmark its compensation and benefit practices.

In addition to evaluating the Company’s 2009 compensation program for the Bank’s named executive officers, Pearl Meyer & Partners was also engaged to conduct a bank-wide compensation and benefit assessment of all positions to be used to evaluate compensation adjustments for 2010.  Pearl Meyer & Partners provided the Compensation Committee with a detailed report in December 2009 which focused on senior management pay practices. The report compared the Bank’s total cash compensation relative to the market; suggested total cash compensation guidelines related to base pay ranges and annual targets; proposed 2010 merit and salary structure adjustments and addressed current compensation best practice initiatives.  In addition to presenting its report, Pearl Meyer & Partners also discussed the importance of succession planning from a corporate governance perspective with the Compensation Committee.

A representative from Pearl Meyer & Partners attended two meetings of the Compensation Committee in 2009 and met independently with the Compensation Committee Chair to review and set committee agendas.

2009 Peer Group

In consultation with Pearl Meyer & Partners, the Company selected the following financial institutions to benchmark levels of pay for its named executive officers:

Alliance Financial Corporation
Arrow Financial Corporation
Bancorp Rhode Island, Inc.
Bar Harbor Bankshares
Beacon Federal Bancorp, Inc.
Berkshire Hills Bancorp, Inc.
Brookline Bancorp, Inc.
Camden National Corporation
Canandaigua National Corporation
Century Bancorp, Inc.
Chemung Financial Corporation
Danvers Bancorp, Inc.
Enterprise Bancorp, Inc.
Financial Institutions, Inc.
First Bancorp, Inc.
Hingham Institution for Savings
Legacy Bancorp, Inc.
Merchants Bancshares, Inc.
New Hampshire Thrift Bancshares, Inc.
Wainwright Bank and Trust Company
Westfield Financial, Inc.
Wilber Corporation

These financial institutions were selected based on asset size ($800 million to $3.0 billion) and location in the Northeast Region of the United States (excluding New York City metro areas, banks with unique business models and mutual holding companies). In addition to reviewing the compensation data of these peer institutions, the Compensation Committee also reviewed market data from supplemental salary survey sources.

Base Salary

Base salary ranges are established using the median base salaries of the Bank’s peer institutions as a target.  Individual executive base salaries are then determined based on that market data and other factors, such as the executive’s qualifications, experience, position responsibilities, and performance in relation to established goals.  The Compensation Committee uses survey data prepared by Pearl Meyer & Partners to benchmark base salaries for our named executive officers.

Annual Incentive Plan

The United Bank Annual Incentive Plan (the “AIP”) is designed to recognize and reward employees for their collective contribution to the Bank’s success.  Incentive Plan awards made to the participating named executive officers are based on a combination of Bank and/or division performance measures. In 2009, the Bank performance measures were a combination of net income, deposit growth, loan growth and expense controls specific to each executive.  Messrs. Collins, Harvey, Sullivan and Roberts participated in the 2009 AIP.

Each AIP participant had a target incentive opportunity for 2009 based on competitive market practice for his role within the Bank (see charts below).  Each incentive opportunity was calculated as a percentage of base salary. For 2009, the target incentive percentages (at budget) were 21% of base salary for our President and Chief Executive Officer and 17.5% of base salary for the other named executive officers. The 2009 base salaries can be found in the Summary Compensation Table found elsewhere in this proxy statement.

 After the Bank performance measures were reviewed and the 2009 payouts calculated, the AIP participants were eligible for an individual performance modifier which could increase or decrease a participant’s final payout by 10%.  In 2009, the Compensation Committee did not award individual performance modifiers to the named executive officers.

2009 AIP Payouts

The following charts set forth the 2009 AIP payouts made to each of the participating named executive officers, as well as the Compensation Committee’s assessment of the executive in relation to the Bank’s achievement of the noted performance measures.  The charts list each Bank performance measure and the weight given to each measure.  The charts also illustrate the threshold, target and stretch levels for measuring the Bank performance and the weight given to the achievement at each level and provides information on the Bank’s actual performance under the noted measures and the corresponding payout.  All dollar amounts listed in the charts are in millions, with the exception of the amounts listed under Expense Control.

President and Chief Executive Officer
	Performance Goals				Payment Range as a Percentage of Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achievement	Actual Payout
Net Income	60.0%	$6.726	$8.408	$10.090	6.300%	12.600%	18.900%	$8.333	98%	$47,970
Deposit Growth	10.0%	4.90%	7.00%	9.10%	1.050%	2.100%	3.150%	9.78%	150%	$12,266
Loan Growth	10.0%	3.31%	4.73%	6.15%	1.050%	2.100%	3.150%	4.90%	106%	$8,667
Expense Control(1)	20.0%	$43,599	$33,538	$23,480	2.100%	4.200%	6.300%	$33,939	98%	$16,029
Total	100.0%				10.500%	21.000%	31.500%			$84,932
(1) Measurement of Bank and Company non-interest expense.

Executive Vice President and Chief Financial Officer
	Performance Goals				Payment Range as a Percentage of Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achievement	Actual Payout
Net Income	60.0%	$6.726	$8.408	$10.090	5.250%	10.500%	15.750%	$8.333	98%	$17,965
Deposit Growth	10.0%	4.90%	7.00%	9.10%	0.875%	1.750%	2.625%	9.78%	150%	$4,594
Loan Growth	10.0%	3.31%	4.73%	6.15%	0.875%	1.750%	2.625%	4.90%	106%	$3,246
Expense Control(1)	20.0%	$43,599	$33,538	$23,480	1.750%	3.500%	5.250%	$33,939	98%	$6,003
Total	100.0%				8.750%	17.500%	26.250%			$31,808
(1)  Measurement of Bank and Company non-interest expense.

Executive Vice President –  Operations and Retail Sales
	Performance Goals				Payment Range as a Percentage of Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achievement	Actual Payout
Net Income	50.0%	$6.726	$8.408	$10.090	4.375%	8.750%	13.125%	$8.333	98%	$16,340
Deposit Growth	25.0%	4.90%	7.00%	9.10%	2.188%	4.375%	6.563%	9.78%	150%	$12,534
Loan Growth	10.0%	3.31%	4.73%	6.15%	0.875%	1.750%	2.625%	4.90%	106%	$3,543
Expense Control(1)	15.0%	$43,599	$33,538	$23,480	1.313%	2.625%	3.938%	$33,939	98%	$4,914
Total	100.0%				8.750%	17.500%	26.250%			$37,331
(1)  Measurement of Bank and Company non-interest expense.

Executive Vice President – Chief Lending Officer
	Performance Goals				Payment Range as a Percentage of Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achievement	Actual Payout
Net Income	50.0%	$6.726	$8.408	$10.090	4.375%	8.750%	13.125%	$8.333	98%	$16,340
Deposit Growth	10.0%	4.90%	7.00%	9.10%	0.875%	1.750%	2.625%	9.78%	150%	$5,014
Loan Growth	25.0%	3.31%	4.73%	6.15%	2.188%	4.375%	6.563%	4.90%	106%	$8,856
Expense control(1)	15.0%	70%	100%	130%	1.313%	2.625%	3.938%	85%	75%	$3,760
Total	100.0%				8.750%	17.500%	26.250%			$33,970
(1) Based on management of credit quality and risk subjectively reviewed by our Chief Executive Officer.

Long-Term Equity Incentives

Equity incentives are among the most important elements of the total compensation package in that they directly tie the interests of executive officers to the interests of the Company’s shareholders.  In 2006, Company stockholders approved the 2006 United Financial Bancorp, Inc. Stock-Based Incentive Plan and, in 2008, Company stockholders approved the 2008 United Financial Bancorp, Inc. Equity Incentive Plan.

The plans provide for the award of common stock and options.  Approximately 70% of the original grant under the plans was in options and 30% of the grant was in restricted stock.  By including a mix of options in the overall grant, the Company intends to compensate its employees for sustained increases in the Company’s stock price, since options deliver value only when the value of the Company’s stock increases.  All awards of options are made at the market price of the stock at the time of the award.

The Compensation Committee determines the vesting schedule for each award.  The vesting schedule is intended to promote the retention of executive officers, since unvested awards are forfeited if the executive officer leaves the employ of the Bank for reasons other than death, disability, or change in control and in the case of the 2006 Plan, retirement.

In connection with the Company’s acquisition of Commonwealth National Bank, the Company assumed the CNB Financial equity plans.  Only new hires and former Commonwealth National Bank employees who became employees of the Bank as of December 1, 2009, are eligible to receive equity awards under the CNB plans.

Retirement Benefits

Executives are eligible to participate in the Bank’s qualified retirement plans available to all employees.  This includes the Bank’s ESOP, the Defined Benefit Plan, frozen as of April 30, 2007, and the Defined Contribution Retirement Plan (the “401(k)”).

In addition to the tax-qualified plans, the Bank maintains a non-qualified supplemental retirement plan for its named executive officers (the “SERP”).  The SERP makes up for the shortfall in retirement benefits that occur as a result of tax code limitations that reduce benefits for highly compensated executives under qualified plans.  The SERP also serves to help the Bank attract and retain executive talent.  The Compensation Committee determines eligibility and benefit levels based on an executive’s position and an assessment of total benefits received under other retirement plan components. The Committee reviews SERP design with due consideration of prevailing market practice, overall executive compensation philosophy, and cost to the Bank.  Current participants in the SERP, are Messrs. Collins, Harvey, Roberts, Sullivan and Valade.  See “Executive Compensation – Pension Table – Supplemental Retirement Plan for Senior Executives” for plan design details.

Executive Agreements

We currently maintain an employment agreement with our President and Chief Executive Officer and change in control agreements with our remaining named executive officers.  See “Executive Compensation – Employment Agreement and Change in Control Agreements” for details on these arrangements.   Our agreements are consistent with the agreements provided to senior executive officers in the banking industry and assist us in attracting and retaining top talent in the industry.

We also maintain Split Dollar Life Insurance Agreements with Mr. Collins and Mr. Harvey.  The agreements are intended to be non-equity, endorsement split dollar agreements, with respect to certain bank owned life insurance.  Upon the death of an executive officer while employed by the Bank, the executive officer’s designated beneficiary(ies) will receive an amount equal to the lesser of:  (1) a specified dollar amount ($1.2 million in the case of Mr. Collins; $600,000 in the case of Mr. Harvey); or (2) the Net Death Benefit, which is the death benefit payable under the terms of the policy reduced by the aggregate premiums paid by the Bank.

In connection with the acquisition of Commonwealth National Bank, we entered into a Retention Agreement with Mr. Valade.  See “Executive Compensation – Retention Agreement” for detail on the arrangement.

Executive Perquisites

Other types of traditional executive perquisites are used sparingly.  The Chief Executive Officer received an annualized automobile allowance of $12,000 payable in monthly installments through payroll.  All of the Named Executive Officers, except for Mr. Roberts, have Bank-paid membership in a “country” or other type of social club and it is expected that these memberships will be used in part for business development purposes. Personal use of these benefits is subject to income taxation and the taxable amount of such benefit is recorded.  The benefit is reviewed annually by the Compensation Committee.

Tax and Accounting Considerations

The Company considers the tax consequences of the compensation plans (to the individual and to the Company) in making compensation decisions. Specifically, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (the “Code”), which provides that the Company may not deduct compensation of more than $1.0 million if paid to certain individuals unless such compensation is “performance-based.” The Company does not consider base salary and the grant of options and stock under the Stock-Based Incentive Plan to be performance-based compensation and, therefore, such compensation would not be deductible to the Company to the extent it exceeds $1.0 million.  However, in 2009, no such compensation exceeded $1.0 million for any named executive officer.

Director Compensation

We compensate our outside directors through a combination of retainers, meeting fees and stock option and restricted stock awards.  Directors who are also employees of the Company do not receive additional compensation for service on the Board.   The level and mix of director compensation is reviewed by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy.  We also offer a director retirement plan to provide eligible directors with certain benefits following their termination of board service. See “Director Compensation—Directors’ Retirement Plan” for a description of this plan.  Board member fees and committee member fees were not increased for the 2009 fiscal year and no additional awards were granted to directors under our equity plans.

Compensation for Named Executive Officers in 2009

Chief Executive Officer Compensation.  In determining Mr. Collins’ compensation, the Compensation Committee conducts a formal performance review.  In its review, the Compensation Committee assesses Mr. Collins performance based on his achievement of pre-determined goals established by the Compensation Committee.  The principal goals established for Mr. Collins in 2009 were the achievement of budgeted net income, oversight of loan and deposit growth and the successful completion of strategic acquisitions.  Mr. Collins provided the Compensation Committee with a written self assessment of his performance during the 2009 fiscal year to assist the Compensation Committee in its review. Upon reviewing Mr. Collins’ self assessment and the Committee’s own analysis of Mr. Collins performance, the Committee determined that Mr. Collins had exceeded his goals.  In 2009, deposit growth was strong, particularly in core deposits and loan growth exceeded budget. The acquisition of Commonwealth National Bank was completed on December 1, 2009 due in large part to the detailed, diligent and thoughtful efforts of Mr. Collins and his management team. Lastly, Mr. Collins continued to be a strong spokesperson for the Bank in 2009, working closely with the Company’s investors and financial analysts.  Given the success of the Company and the Bank in 2009, and in consideration of the compensation peer survey data provided by Pearl Meyer & Partners, the Compensation Committee awarded Mr. Collins a 4.5% merit increase in base pay.  Effective March 1, 2010, Mr. Collins’ base salary increased to $406,900.   In addition to his merit increase, Mr. Collins received a payout under the Bank’s 2009 Annual Incentive Plan.  See “Executive Compensation – Summary Compensation Table” for Mr. Collins 2009 Annual Incentive Plan award.  No option or stock awards were granted to Mr. Collins in 2009.  We believe that Mr. Collins’ overall compensation structure is consistent with our peers and our objectives to reward, align, motivate and challenge Mr. Collins to continue to lead our company successfully during these challenging economic times.

Compensation for Other Named Executive Officers.  In determining compensation for Messrs. Harvey, Roberts and Sullivan, our Chief Executive Officer evaluates the performance of each of these executives and makes recommendations to the Compensation Committee based on each officer’s achievement of his individual performance goals.  In 2009, Mr. Roberts’ principal goals included implementation of profitability analysis for all business lines, customer profitability reporting and analysis and to organize a cost savings team to focus on identifying and implementing expense reduction initiatives.  In 2009, Mr. Harvey’s principal goals included deposit growth, branch expansion and income growth strategies.  In 2009, Mr. Sullivan’s principal goals included loan growth, maintaining credit quality and maximizing yield targets.

The Compensation Committee concluded, based on our Chief Executive Officer’s evaluations of the executives, that Messrs. Harvey and Sullivan achieved their 2009 performance goals and awarded each executive a 3.5% merit increase in base pay.  Effective March 1, 2010, each officer’s base salary was increased to $197,700.  In addition to merit increases, Messrs. Harvey and Sullivan each received a payout under the Bank Annual Incentive Plan.  See “Executive Compensation – Summary Compensation Table” for the 2009 Annual Incentive Plan awards made to Mr. Harvey and Mr. Sullivan.

In connection with Mr. Roberts’ review, the Compensation Committee considered his job performance as well as the level of Mr. Roberts’ base salary as compared to his peers.  Based upon Mr. Roberts successful achievement of his 2009 performance goals and the market rate of pay for his position (as determined by Pearl Meyer & Partners), the Compensation Committee awarded Mr. Roberts a 4.75% merit increase in base pay and a 2.00% peer adjustment in base pay.  Effective March 1, 2010, Mr. Roberts’ base salary increased to $186,900.  In addition, Mr. Roberts received a payout under the Bank Annual Incentive Plan.  See “Executive Compensation – Summary Compensation Table” for the 2009 Annual Incentive Plan award made to Mr. Roberts.

In connection with the acquisition of Commonwealth National Bank, the Bank entered into a retention agreement with Mr. Valade in December 2009, pursuant to which he was appointed Executive Vice President – Commercial Lending/Worcester Region with an annual salary of $185,000. Mr. Valade is eligible to receive an incentive bonus target of 25% of his annual base salary and has been designated as a participant in the Bank’s supplemental retirement plan for senior executives, with a benefit at age 65 equal to 30% of final average pay, payable over a period of up to 15 years.  See “Supplemental Retirement Plan Executives” for further detail on SERP benefits.  Mr. Valade received a signing bonus of

$175,000 on January 31, 2010 and will receive $75,000 on January 31, 2011 and January 31, 2012, provided he remains employed with United Bank on such dates or is terminated without “cause” or resigns for “good reason” (as defined in his agreement) before such dates.  In addition, in recognition of Mr. Valade’s efforts towards the successful completion of the Commonwealth National Bank acquisition and his new role with United Bank, the Compensation Committee awarded Mr. Valade a 3.5% merit increase in base pay for 2010.  Effective March 1, 2010, Mr. Valade’s base salary increased to $191,500.   In addition to cash compensation, Mr. Valade received an equity award during the 2009 fiscal year.  See “Executive Compensation – Summary Compensation Table” for information on the equity award made to Mr. Valade in 2009.  No option or stock awards were granted to Messrs. Harvey, Sullivan or Roberts in 2009.

We believe that overall compensation structure for our named executive officers is consistent with our peers and our objectives to reward, align, motivate and challenge our officers during these challenging economic times.

Executive Compensation

Summary Compensation Table

The following information is furnished for the principal executive officer and the principal financial officer and the three most highly compensated executive officers of the Company.  These five individuals are referred to as named executive officers in this proxy statement.

Name and principal position	Year	Salary ($)	Stock awards ($)		Option awards ($)		Non-equity incentive plan compensation ($)(1)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(2)		Total ($)
Richard B. Collins	2009	$387,200	$–		$–		$84,932	$324,882	$71,133		$868,147
President, Chief Executive	2008	372,884	588,830		303,260		73,390	432,000	67,893		1,838,257
Officer and Director	2007	358,189	–		–		38,956	940,352	50,010		1,387,507

Mark A. Roberts	2009	172,800	–		–		31,808	15,670	27,416		247,694
Executive Vice President	2008	158,976	291,500		151,630		26,201	10,662	24,862		663,831
and Chief Financial Officer	2007	137,371	–		–		13,455	7,723	11,473		170,022

Keith E. Harvey	2009	190,000	–		–		37,331	91,731	38,359		357,421
Executive Vice President for	2008	183,407	291,500		151,630		39,340	138,368	36,761		841,006
Operations and Retail Sales	2007	176,406	–		–		15,966	486,902	27,390		706,664

J. Jeffrey Sullivan	2009	190,000	–		–		33,970	19,542	36,587		280,099
Executive Vice President	2008	183,407	291,500		151,630		29,025	16,098	36,672		708,332
and Chief Lending Officer	2007	176,275	–		–		15,966	19,923	27,140		239,304

Charles R. Valade(3)	2009	13,519	258,800	(4)	208,000	(5)	–	658,461	65,612	(6)	1,204,392
Executive Vice President
Commercial Lending-
Worcester Region
___________________________
(1)	Represents award made pursuant to the Bank’s Annual Incentive Plan. Awards earned during 2009 were paid in March 2010.
(2)
Details of the amounts reported in the “All Other Compensation” column for 2009 are provided in the table below.  For officers other than Mr. Collins, the table excludes perquisites, which did not exceed $10,000 in the aggregate for each of the named executive officers.

	Mr. Collins		Mr. Roberts	Mr. Harvey	Mr. Sullivan	Mr. Valade

Perquisites	$17,529	(a)	$—	$—	$—	$—
Market value of allocations under employee stock ownership plan	17,993		10,641	17,244	16,786	—
Matching contributions to 401(k) plan	12,250		8,640	9,500	9,494	612
Imputed Income from Split Dollar Life Agreements.	4,101		—	1,308	—	—
Dividends paid on stock awards	19,260		8,135	10,307	10,307	—
________________
(a)  Consists of automobile costs and country club dues.

(3)	Mr. Valade joined United Bank on December 1, 2009.
(4)
Represents the aggregate grant date fair value of the granting of 20,000 shares of restricted stock computed in accordance with FASB ASC Topic 718 based on a per share price of $12.94 on the date of grant.

(5)
Represents the aggregate grant date fair value of 50,000 stock options determined in accordance with FASB ASC Topic 718 and based on a $4.16 per share value calculated using the Black-Scholes Option pricing model.  The assumptions used to estimate the value of the options were: dividend yield – 2.18%; expected volatility – 35.33%; risk-free interest rate – 3.28%; and expected years – 6.5 years.  The actual value, if any, realized from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of an option on the date the option is exercised.

(6)	Includes a $65,000 cash payment received by Mr. Valade for the value of his in-the-money stock options as provided in the Company’s merger agreement with CNB Financial Corp.

Employment Agreement

The Bank maintains an employment agreement with Mr. Collins.  The agreement has an initial term of three years and may be renewed by the Board of Directors following a review of executive’s job performance for an additional year so that the remaining term will be three years.  The employment agreement provides for a base salary and, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees.  See “Executive Compensation—Potential Post—Termination Benefits” for a discussion of the benefits and payments Mr. Collins may receive upon termination of employment.

Upon termination of Mr. Collins’ employment other than in connection with a change in control, he agrees not to compete with the Bank for a period of one year following termination of his employment within 25 miles of any existing branch of the Bank or any subsidiary of the Company, or within 25 miles of any office for which the Bank, or a subsidiary has filed an application for regulatory approval to establish an office.

Retention Agreement

In connection with the acquisition of Commonwealth National Bank, the Bank entered into a retention agreement with Mr. Valade, pursuant to which he was appointed as an Executive Vice President of United Bank with an annual salary of $185,000. Under the terms of his agreement, Mr. Valade is eligible to receive an incentive cash bonus with a target of 25% of his annual base salary.   In addition, Mr. Valade has also been designated to participate in the Bank’s Supplemental Retirement Plan for Senior Executives. Under the terms of the plan, he will receive a benefit at age 65 equal to 30% of final average pay, payable over a period of up to 15 years.   See “Supplemental Retirement Plan for Senior Executives” for further detail on SERP benefits.  In connection with his execution of the Retention Agreement, Mr. Valade received a signing bonus of $175,000 on January 31, 2010 and will receive additional retention payments of $75,000 on January 31, 2011 and January 31, 2012 if he remains employed with United Bank on such dates or was terminated without “cause” or resigned for “good reason” before such dates. Under the terms of the Retention Agreement,  Mr. Valade agrees that he will not engage in activities that would compete with United Bank for a period of two years from the closing of the Commonwealth National Bank acquisition and within 25 miles of the former headquarters of Commonwealth National Bank.

Change in Control Agreements

The Bank maintains change in control agreements with Messrs. Harvey, Sullivan, Roberts and Valade.  The agreements provide certain benefits to these individuals if a change in control of the Company or the Bank occurs.  The agreements provide for a term of 36 months.  Commencing on each anniversary date of the agreements and following a review of each executive’s job performance, the Board of Directors may extend the agreements for Messrs, Harvey, Roberts, Valade and Sullivan for an additional year such that the term of each agreement will remain 36 months.

Grant of Plan-Based Awards

The following table sets forth for 2009 certain information as to grants of plan-based awards for the named executive officers.

		Estimated possible payouts under non-equity incentive plan awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)		Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Richard B. Collins		40,887	81,774	122,661	–		–		–	–
Mark A. Roberts		15,313	30,625	45,938	–		–		–	–
Keith E. Harvey		16,713	33,425	50,138	–		–		–	–
J. Jeffrey Sullivan		16,713	33,425	50,138	–		–		–	–
Charles R. Valade(4)	December 1, 2009	–	–	–	20,000	(2)	–		–	258,500
	December 1, 2009	–	–	–	–		50,000	(3)	12.94	208,000
__________________________________
(1)	These columns show the possible payouts for each named executive officer under the Bank’s 2009 Annual Incentive Plan.
(2)	Awards vest at a rate of 40% on the second anniversary of the date of grant and 20% per year on each anniversary thereafter.
(3)
The grant date fair value for option awards is equal to the number of options multiplied by a fair value of $4.16.  The fair value was calculated using the Black-Scholes option pricing model.  For further information regarding assumptions used to calculate fair value, see footnote 5 to the Summary Compensation Table.  The grant date fair value for stock awards is equal to the number of stock awards multiplied by $12.94, the market value of the shares on the date of grant.

(4)	Mr. Valade’s equity awards were granted under the Company’s 2006 Stock-Based Incentive Plan.

Annual Incentive Plan.   Our 2009 Annual Incentive Plan was designed to recognize and reward employees for their collective contribution to our success.  Each Plan participant was given a target incentive opportunity that was expressed as a percentage of base salary.  In order to receive a cash incentive under the Plan, the Bank was required to achieve specific financial performance measures.  See “Compensation Discussion and Analysis” for a detailed discussion of the 2009 Annual Incentive Plan.

2006 Stock-Based Incentive Plan.   We maintain our 2006 Stock-Based Incentive Plan for the purpose of providing officers, employees and directors of the Company and the Bank with additional incentives to promote the growth and performance of the Company.  The plan provides for the grant of stock options, stock appreciation rights and restricted stock awards.  See “Compensation Discussion and Analysis” for a detailed discussion of our 2006 Stock-Based Incentive Plan and the awards granted during 2009.

Outstanding Equity Awards of Year End

The following table sets forth information with respect to outstanding equity awards as of December 31, 2009 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)(1)	Number of securities underlying unexercised options unexercisable (#)(1)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)		Market value of shares or units of stock that have not vested ($)(2)

Richard B. Collins	73,687	49,126		$12.35	8/17/16	21,024		$275,625
	23,600	94,400		11.66	6/19/18	40,400		529,644

Mark A. Roberts	36,843	24,563		12.35	8/17/16	6,870		90,066
	11,800	47,200		11.66	6/19/18	20,000		262,200

Keith E. Harvey	36,843	24,563		12.35	8/17/16	10,409		136,462
	11,800	47,200		11.66	6/19/18	20,000		262,200

J. Jeffrey Sullivan	36,843	24,563		12.35	8/17/16	10,409		136,462
	11,800	47,200		11.66	6/19/18	20,000		262,200

Charles R. Valade	―	50,000	(3)	12.94	12/1/19	20,000	(3)	262,200
	8,257	―		16.35	4/15/14	―		―
	7,510	―		15.44	4/21/15	―		―
	9,083	―		15.74	5/6/16	―		―
	10,734	―		14.05	3/22/17	―		―
_____________________________
(1)	Except for Mr. Valade, all restricted stock awards and stock options granted to named executive officers vest in five equal installments beginning on the first anniversary date of the grant.
(2)	Based on the closing price of $13.11 per share as of December 31, 2009.
(3)	Awards vest at a rate of 40% on the second anniversary of the date of grant and 20% per year on each anniversary thereafter.

Option Exercises and Stock Vested

The following table sets forth information with respect to the vesting of stock awards for each named executive officer, on an aggregate basis, during 2009.  No stock options were exercised by the named executive officers in 2009.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Richard B. Collins	20,612	$267,057
Mark A. Roberts	8,434	109,586
Keith E. Harvey	10,203	132,194
J. Jeffrey Sullivan	10,203	132,194
Charles R. Valade	—	—

Retirement Benefits

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2009 for the named executive officers.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)

Richard B. Collins	Defined Benefit Pension Plan	6	$230,615
	Supplemental Retirement Plan for Senior Executives	9	2,164,547

Mark A. Roberts	Supplemental Retirement Plan for Senior Executives	4	34,055

Keith E. Harvey	Defined Benefit Pension Plan	23	490,057
	Supplemental Retirement Plan for Senior Executives	25	643,711

J. Jeffrey Sullivan	Defined Benefit Pension Plan	4	31,162
	Supplemental Retirement Plan for Senior Executives	6	49,631

Charles R. Valade	Supplemental Retirement Plan for Senior Executives	9	658,461
_______________________
(1)
In quantifying the present value of the current accrued benefit for each of the named executive officers in the pension benefits table above, the Bank assumed a blended annual interest rate of 4.9%, 5.1% and 5.2% to comply with the requirements of the Pension Benefits Protection Act. In addition, the accrued benefit for each participant was calculated based on the participant’s credited service under the plan, his age, his expected mortality (using IRS mortality tables), and his final average compensation and covered compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation) at December 31, 2009.

Defined Benefit Pension Plan.  In April 2007, the Bank froze its defined benefit plan.  As of that date participants were given no further credit for service or benefit accruals.  The frozen plan provides that participants vest in their retirement benefits at the rate of 20% per year, starting upon completion of two years of vesting service, and become fully vested after six years.  They also become 100% vested upon early, normal, or deferred retirement, or death.  A participant’s retirement benefit is generally based on 0.75% of the participant’s final average compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation), plus 0.5% of the final average compensation in excess of the participant’s covered compensation (equal to the average of the Social Security Wage Base in effect during the 35 years before the participant’s Social Security normal retirement date), times all years of service from January 1, 1989 through April 2007.  If an employee participated under a prior plan formula as of December 31, 1988, any accrued benefits under that plan will be added to his benefit under the current plan.

The plan permits early retirement at age 62, at age 55 with at least five years’ service, and at age 50 with at least 15 years’ service.  Participants who retire on or after age 62 will be entitled to an unreduced accrued pension.  Participants who retire early before age 62 receive a reduced accrued pension.  As of December 31, 2009, Messrs. Collins and Harvey were eligible for early retirement.

The normal form of retirement benefit for participants who are not married is a single life annuity.  The normal form of retirement benefit for participants who are married is a 100% joint and survivor annuity.  However, participants who are married and obtain their spouse’s consent may elect to receive a single cash payment or an annuity.

Supplemental Retirement Plan for Senior Executives.  The Bank implemented a Supplemental Retirement Plan effective October 1, 2007 for certain executive officers.  Currently, Messrs. Collins, Harvey, Roberts, Sullivan and Valade are participants in the Plan.  The Plan provides that each executive will receive supplemental benefits, to the extent vested, commencing 180 days following separation from service.  As of December 31, 2009, Messrs. Collins and Valade were 90% vested in their plan benefits and Mr. Harvey was 100% vested in his plan benefit. Messrs. Roberts and Sullivan become 100% vested in their supplemental benefits after 10 years of service.    Each participant’s supplemental benefit equals a percentage of the participant’s final average compensation (as set forth in each executive’s participation agreement), multiplied by a fraction, the numerator of which is the executive’s years of employment with the Bank and the denominator of which is set forth in the executive’s participation agreement.  Final average compensation is defined in the plan as the three-year average of the highest base salary and bonus paid to each executive during the last five years of each executive’s employment with the Bank.  Supplemental benefits are distributed as of the executive’s normal benefit date and are payable in a lump sum, unless a participant has elected, at the time of execution of his participation agreement, to receive an annuity or other form of benefit.

If an executive is less than age 62 at the time of commencement of his supplemental benefit, his benefit will be further reduced by 5% per year for each year before age 62 that the benefit payment commences.

Equity Awards.  Under the 2006 Stock-Based Incentive Plan,  upon retirement, outstanding stock options vest and remain exercisable until the later of one year after the date of termination or until the expiration date of the stock options and unvested shares of restricted stock vest.  For these purposes, retirement is defined as retirement from employment at age 65 and completion of 15 years of employment or the completion of 25 years of employment.  Under the 2008 Equity Incentive Plan, upon retirement, unvested outstanding stock options and restricted stock awards are forfeited.

Annual Incentive Plan.  Individuals who retire during the plan year receive a pro-rata portion of their incentive award based on the retirement date.

Potential Post-Termination Benefits

Payments Made Upon Termination for Cause or Voluntary Termination by Executive Without Good Reason.  Mr. Collins’ employment agreement provides that in the event he is terminated for cause or he elects to voluntarily terminate his employment with the Bank without Good Reason (as defined below),  Mr. Collins has no right to any compensation or benefits after his termination date.  If Messrs. Harvey, Roberts, Sullivan or Valade are terminated for cause or voluntarily terminate employment with the Bank without Good Reason, they will receive only compensation earned as of their termination date and will forfeit all awards granted under the Company’s stock-based benefit plans.  In addition, those officers participating in the Supplemental Retirement Plan will forfeit all benefits in the event of termination for cause and if they elect to voluntarily terminate employment with the Bank, the executives will be entitled to a supplemental benefit calculated  in the manner set forth under “Retirement Benefits—Supplemental Retirement Plan for Senior Executives” above, and if applicable, multiplied by the executive’s vesting rate set forth in his participation agreement.  All benefits provided under the Bank’s tax-qualified plans will be distributed to the executives upon separation from service, regardless of the reason for the separation from service in accordance with the terms of the plans and each participant’s benefit elections.

Participants in the Bank’s Annual Incentive Plan will receive no incentive award if the participant is terminated by the Bank or the participant elects to voluntarily terminate his service for reasons other than retirement prior to the date the incentive award is paid.

Payments Made Upon Involuntary Termination Without Cause or Voluntary Termination for Good Reason.   Mr. Collins’ employment agreement provides that if the Bank terminates his employment without cause or if he terminates his employment upon:  (1) failure of the Bank to re-elect or re-appoint him as President and Chief Executive Officer; (2) a material change in Mr. Collin’ duties or responsibilities that would cause his job to be of lesser importance, scope or responsibility; (3) a material reduction in Mr. Collins’ compensation or benefits; (4) a relocation of Mr. Collins’ principal place of work by more than 25 miles; (5) dissolution or liquidation of the Bank or the Company; or (6) a breach of the employment agreement by the Bank (collectively referred to in this proxy statement as “Good Reason”) Mr. Collins is entitled to a lump sum payment equal to three times the sum of: (1) his base salary at the time of his termination employment and (2) the highest rate of bonus awarded to Mr. Collins during the three years preceding his termination of employment.  In addition to a cash payment, Mr. Collins is entitled to receive continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage he had before his termination of employment.  The insurance coverage will cease upon the earlier of: (1) thirty-six months from his date of termination or (2) the date Mr. Collins becomes eligible for Medicare coverage, provided further, that if Mr. Collins is covered by family coverage or coverage for self and spouse, his family or spouse will continue to be covered for the remainder of the thirty-six month period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains healthcare coverage elsewhere, whichever period is less.  Mr. Collins will also receive a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by the Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if he had continued working for the 36-month period within 30 days following his termination of employment. All cash payments and benefits made upon separation from service will be subject to the rules and regulations promulgated under Section 409A.

Messrs. Harvey, Roberts, Sullivan and Valade do not have employment agreements with the Bank or the Company, therefore the executives are not entitled to any contracted severance benefits if they are involuntarily terminated without Cause.

Under the Bank’s Supplemental Retirement Plan, if the executive has a separation from service (other than due to cause, death or disability) before attaining of his benefit age, he will be entitled to a supplemental benefit calculated in the manner set under “Retirement Benefits—Supplemental Retirement Plan for Senior Executives” above, and if applicable, multiplied by the executive’s vesting rate set forth in his participation agreement.

Our equity plans provide that in the event a participant is terminated for reasons other than death, disability, retirement or a change in control all unvested stock awards and stock options are forfeited and all vested and unexercised stock options remain exercisable in accordance with the terms of each executive’s award agreements.

All vested benefits provided under the Bank’s tax-qualified plans will be distributed to the executives upon separation from service, regardless of the reason for the separation from service in accordance with the terms of the plans and each participant’s benefit elections.

Unless otherwise determined by the Bank, participants in the Bank’s Annual Incentive Plan will receive no incentive award if they are terminated by the Bank for any reason.

Payments Made Upon Disability.  Mr. Collins’ employment provides in the event he is terminated due to disability, the Bank will continue to pay his salary for the longer of one year or the remaining term of the agreement, reduced by payments to him under any applicable disability program.  Messrs. Harvey, Roberts, Sullivan and Valade do not have employment agreements with the Bank or the

Company, therefore the executives are not entitled to any contracted disability benefits, however, they are eligible to participate in the Bank-sponsored short-term and long-term disability programs.

Our equity plans provide that in the event a participant is terminated due to disability, all outstanding stock awards and stock options will vest.  All vested and unexercised stock options remain exercisable in accordance with the terms of each executive’s award agreement.

All vested benefits provided under the Bank’s tax-qualified plans will be distributed to the executives upon separation from service, regardless of the reason for the separation from service in accordance with the terms of the plans and each participant’s benefit elections.

If a participant in the Bank’s Annual Incentive Plan is disabled by accident or illness, and is disabled long enough to be placed on long-term disability, his or her bonus award for the Plan period will be pro-rated so that no award will be earned during the period of long-term disability.

Payments Made Upon Death. Mr. Collins’ employment agreement provides that if he dies during the term of his agreement, his estate or named beneficiaries will be paid his base salary in effect as of his death for a period of one year from the date of his death and his family will continue to receive medical and dental coverage for a period of one year from his death.

Under our Supplemental Retirement Plan, if an executive dies before attaining his benefit age but while employed at the Bank, the executive’s beneficiary will be entitled to a death benefit equal to the present value of the accrued annuity benefit as of the date of death, without any pre-retirement reductions, payable in a lump sum.

In addition, the Bank entered into Split Dollar Life Insurance Agreements with Messrs. Collins and Harvey.  The agreements are intended to be non-equity, endorsement split dollar agreements, with respect to certain life insurance policies issued by a duly licensed life insurance company identified in the agreements.  Pursuant to the agreements, the Bank pays an amount equal to the planned premiums and any other premium payments that might become necessary to keep the insurance policies in force. Upon the death of an executive officer while employed by the Bank, the executive officer’s designated beneficiary(ies) will receive an amount equal to the lesser of:  (1) a specified dollar amount ($1.2 million in the case of Mr. Collins; $600,000 in the case of Mr. Harvey); or (2) The Net Death Benefit, which is the death benefit payable under the terms of the policy reduced by the cash surrender value of the policy.  The Bank shall at all times be entitled to all of the insurance policies’ cash values, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank.  The agreements will continue in existence only for so long as each executive officer remains employed by the Bank and will terminate on the termination of the executive officer’s employment (other than due to his death).

Our equity plans provide that if a participant dies, all outstanding stock awards and stock options will vest.  All vested and unexercised stock options remain exercisable by the participant’s beneficiary or estate in accordance with the terms of each executive’s award agreement.

In the event of death, the Bank will pay a pro-rata portion of a participant’s incentive award earned under the Bank’s Annual Incentive Plan to the participant’s estate.

Payments Made Upon a Change in Control. Mr. Collins’ employment agreement provides in the event his employment is involuntarily terminated either before or following a change in control (for reasons other than cause, death, disability or retirement), he resigns during the term of the agreement (whether before or after a change in control) after specified circumstances set forth in the agreement that would constitute constructive termination or he resigns employment at any time during the term of the agreement following a change in control of the Company as a result of a failure to renew or extend the agreement, Mr. Collins would receive three times the sum of (1) his base salary and (2) the highest rate of bonus awarded to him during the prior three years.  Mr. Collins will also receive a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by the Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if he had continued working for the 36-month period within 30 days following his termination of employment.  Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Under each of the change in control agreements, following a change in control of the Company, the executive is entitled to a payment if the executive’s employment is involuntarily terminated during the term of the agreement, other than for “cause” (as defined in the agreements), death or disability.  Involuntary termination includes the executive’s termination of employment during the term of the agreement and following a change in control after specified circumstances set forth in the agreement that constitute constructive termination.  In addition, for the first 12 months following a change in control, if the Company (or its successor) fails to renew the agreement, the executive can voluntarily resign and receive the severance payment.  If the executive is entitled to receive payments pursuant to the agreement, the executive will receive a cash payment of up to a maximum of two times the sum of his base salary and highest rate of bonuses awarded to him over the prior three years, subject to applicable withholding taxes.  Notwithstanding any provision to the contrary in the agreement, payments under the agreement are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.  All cash payments and benefits made upon separation from service following a change in control will be subject to the rules and regulations promulgated under Section 409A.

Under the Supplemental Retirement Plan, if a change in control of the Company occurs, the executive will be entitled to a supplemental benefit calculated as if the executive had attained his benefit age and his base salary had increased 5% per year until his benefit age; provided, however, the benefit will be reduced, if necessary, to avoid an excess parachute payment under Section 280G of the Internal Revenue Code.  If the executive’s employment terminates within two years following a change in control, the executive’s supplemental benefit will be paid in a lump sum.  If the executive’s employment terminates more than two years following the change in control, the supplemental benefit will be paid at the time and in the form elected by the executive.  If the change in control occurs after the executive commences receiving supplemental benefit payments and the executive has made an election in his participation agreement, the present value of the remaining payments will be paid in a lump sum.

Our equity plans provide, in the event of a change in control (as defined in the plans), all outstanding stock options and stock awards vest.  All vested and unexercised stock options will remain exercisable in accordance with the terms of each executive’s award agreement.  The value of the accelerated options counts towards each named executive officer’s 280G Limit.

Payments under the Bank’s Annual Incentive Plan will not be accelerated in the event of a change in control.  If a plan participant is terminated in connection with a change in control before his or her incentive award is paid, the participant will forfeit any award earned under the Annual Incentive Plan.

Potential Post-Termination Benefits Table.  The amount of compensation payable to each named executive officer upon termination for just cause or upon voluntary resignation, termination without cause,  change in control with termination of employment, retirement, death and disability is shown below.  The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination.  The amounts shown relating to unvested options and awards are based on $13.11 per share, which is the fair market value of United Financial Bancorp common stock on December 31, 2009.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from United Financial Bancorp.

	Voluntary Resignation Without Good Reason		Involuntary Termination Without Cause or Voluntary Termination with Good Reason		Change in control	Retirement	Disability		Death
Richard B. Collins
SERP	$1,948,094		$1,948,094		$2,255,718	$1,948,094	$2,255,718		$2,164,547
Employment Agreement(1)
Cash payment	—		1,388,370		1,388,370	—	628,600		389,400
Health and welfare benefits(2)	—		46,788		46,788	—	—		15,596
Employer contribution under tax-qualified plans	—		88,524		88,524	—	—		—
Acceleration value of equity Awards	—		—		979,484	312,961	979,484		979,484
Annual Incentive Plan	—		—		—	84,932	84,932	(3)	84,932
Split Dollar Agreement	--		--		--	—	—		1,200,000

Mark A. Roberts
SERP	—	(4)	—	(4)	409,780	—	409,780		136,222
Change in Control Agreement(1)
Cash payment	—		—		402,402	—	—		—
Health and welfare benefits(2)	—		—		31,192	—	—		—
Employer contributions under tax-qualified plans	—		—		37,525	—	—		—
Acceleration value of equity Awards	—		—		439,374	—	439,374		439,374
Annual Incentive Plan	—		—		—	31,808	31,808	(3)	31,808

Keith E. Harvey
SERP	643,711		643,711		699,416	643,711	699,416		643,711
Change in Control Agreement(1)
Cash payment	—		—		460,680	—	—		—
Health and welfare benefits(2)	—		—		35,526	—	—		—
Employer contributions under tax-qualified plans	—		—		52,349	—	—		—
Acceleration value of equity Awards	—		—		485,757	—	485,757		485,757
Annual Incentive Plan	—		—			37,331	37,331	(3)	37,331
Split Dollar Agreement	--		--		--	—	—		600,00

(footnotes on next page)

	Voluntary Resignation Without Good Reason		Involuntary Termination Without Cause or Voluntary Termination with Good Reason		Change in control		Retirement	Disability		Death
J. Jeffrey Sullivan
SERP	—	(4)	—	(4)	418,040		—	418,040		248,155
Change in Control Agreement(1)
Cash payment	—		—		440,050		—	—		—
Health and welfare benefits(2)	—		—		32,210		—	—		—
Employer contributions under tax-qualified plans	—		—		51,421		—	—		—
Acceleration value of equity Awards	—		—		485,757		—	485,757		485,757
Annual Incentive Plan	—		—		—		33,970	33,970	(3)	33,970

Charles R. Valade
SERP	$592,617		$592,617		$926,519		$592,617	$926,519		$823,076
Change in Control Agreement(1)
Cash payment	—		—		410,000		—	—		—
Health and welfare benefits(2)	—		—		3,476	(5)	—	—		—
Employer contributions under tax-qualified plans	—		—		17,390		—	—		—
Acceleration value of equity Awards	—		300,200	(5)	300,200		300,200	300,200		300,200
Retention Agreement	—		325,000		325,000		325,000	325,000		325,000
_______________________
(1)	The amounts shown do not reflect a reduction for the executive’s 280G limit. See “Potential Post-Termination Payments—Payments Made Upon a Change in Control.”
(2)	Calculated based on insurance coverage for 24 months (36 months for Mr. Collins) following separation of service and does not factor in Medicare eligibility.
(3)	Assumes Executive is terminated in connection with his disability and was not receiving long-term disability at any time during the 2009 Plan Year therefore no pro-ration was necessary.
(4)	The executive had no vested interest in his SERP benefit as of December 31, 2009.
(5)	Mr. Valade does not participate in the Bank’s health insurance program. Amounts shown reflect dental coverage only.
(6)	Mr. Valade’s Retention Agreement provides for full vesting upon his involuntary termination without cause or voluntary termination for Good Reason.

Governance Committee Procedures

Procedures for the Recommendation of Director Nominees by Stockholders

The Governance Committee has adopted procedures for the submission of director nominees by stockholders.  If a determination is made that an additional candidate is needed for the Board of Directors, the Governance Committee will consider candidates submitted by the Company’s stockholders.  Stockholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, at 95 Elm Street, West Springfield, Massachusetts 01089.  The Corporate Secretary must receive a submission not less than 90 days before the anniversary date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance Committee;

•
the name and address of the stockholder as he or she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Stockholder Proposals and Nominations.”

Process for Identifying and Evaluating Nominees

The Governance Committee identifies nominees for the Board of Directors by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members.  In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

Minimum Qualifications

The Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.  When identifying nominees to serve as director, the Nominating and Governance Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

Stockholder Communications

A stockholder of the Company who wishes to communicate with the Board of Directors or with any individual director can write to the Corporate Secretary of the Company, at 95 Elm Street, West Springfield, Massachusetts 01089, Attention:  Board Administration.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

Transactions with Related Persons

The Bank makes loans to persons affiliated with the Company and the Bank in the normal course of its business. All transactions, including such loans, between the Bank and the Company’s executive officers, directors, nominees for director, holders of 10% or more of the shares of its common stock and affiliates thereof, and immediate family members of such persons, (A) were made in the ordinary course of business, (B) were made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loans to other persons and (C) did not involve more than the normal risk of collectability or present other unfavorable features.

The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from:  (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, however, one of which is applicable to the Company.  Namely, this prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to the Company’s directors and officers by the Bank are made in conformity with the Federal Reserve Act and regulations promulgated thereunder.

While the Company and the Bank do not have formal written policies and procedures for review of such transactions, all such transactions are monitored and documented by management, and reviewed and ratified by the full Board of Directors (with the affected Board member abstaining from the discussion and vote).  In ratifying such transactions, the Board of Directors considers, among other things, the potential impact of the transaction on the independence of the affected Board member.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in United Financial common stock during the year ended December 31, 2009.

Stockholder Proposals and Nominations

To be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 95 Elm Street, West Springfield, Massachusetts 01089, no later than November 12, 2010. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

The Bylaws of the Company provide an advance notice procedure for certain business or nominations to the Board of Directors to be brought before an annual meeting.  For a stockholder to properly bring business before this annual meeting or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not later than the close of business on the 90th day before the date of the annual meeting and not earlier than the close of business on the 120th day before the date of the annual meeting.  No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice hereunder.

A stockholder’s notice must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and in the case of nominations to the Board of Directors, certain information regarding the nominees; (2) the name and address of the stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (3) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the stockholder and the beneficial owner; (4) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business; and (5) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.  Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Miscellaneous

The Company will pay the cost of this proxy solicitation.  Proxies also may be solicited personally or by mail, telephone or telegraph by the Company’s directors, officers and employees.  None of these persons will receive additional compensation for these activities.  The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send proxy materials to and to obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

A copy of the company’s annual report on Form 10-K for the year ended December 31, 2009 will be furnished without charge to stockholders as of the record date upon written request Terry J. Bennett, Corporate Secretary, United Financial Bancorp, Inc., 95 Elm Street, West Springfield, Massachusetts 01089, or call at (413) 787-1700.

REVOCABLE PROXY
UNITED FINANCIAL BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
April 15, 2010

The undersigned hereby appoints the full Board of Directors, with full powers of substitution in each, to act as attorneys and proxies for the undersigned to vote all shares of common stock of United Financial Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the office of United Bank at 95 Elm Street, West Springfield, Massachusetts at 2:00 p.m. (local time) on April 15, 2010, and at any and all adjournments thereof.

	FOR	VOTE WITHHELD	FOR ALL EXCEPT
1. The election as Directors of all nominees listed below each to serve for a three-year term:	☐	☐	☐
Michael F. Crowley Carol Moore Cutting Carol A. Leary
INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.	FOR	AGAINST	ABSTAIN

2. The ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES IN THEIR BEST JUDGEMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the above signed be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of United Financial Bancorp, Inc. at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The above signed acknowledges receipt from United Financial Bancorp, Inc. prior to the execution of this proxy of a notice of the annual meeting, audited financial statements and a proxy statement.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 15, 2010—THE ANNUAL MEETING PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND UNITED FINANCIAL BANCORP, INC.’S 2009 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE ON THE INTERNET AT HTTP://WWW.UBNKPROXYMATERIALS.COM.

Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.

Dated: __________	☐ Check Box if You Plan
to Attend Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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United Financial Bancorp, Inc.

To:           All Participants in the United Bank Employee Stock Ownership Plan

In accordance with the terms of the United Bank Employee Stock Ownership Plan (the “ESOP”), enclosed with this letter is a blue voting instruction card which is being provided to you for the purpose of conveying your voting instructions to First Bankers Trust Services, Inc. (the “ESOP Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of United Financial Bancorp, Inc. on April 15, 2010 (the “Annual Meeting”). Also enclosed is a Notice and Proxy Statement for the Annual Meeting and a copy of the United Financial Bancorp, Inc. (the “Company”) Annual Report to Stockholders.

As an ESOP participant, you are entitled to vote all shares of Company common stock allocated to your ESOP account as of February 24, 2010, the record date for the Annual Meeting. In order to direct the voting of shares of Company common stock allocated to your ESOP account you must complete, sign, date and return the enclosed Voting Instruction Card to Registrar and Transfer Company no later than 5:00 pm Eastern Time on April 7, 2010. Registrar and Transfer Company has been engaged by United Bank (the “Bank”) to tabulate all of the ESOP participant voting instructions for the Annual Meeting. Once tabulated, Registrar and Transfer Company will provide the results to the ESOP Trustee who will vote the shares of Company common stock on your behalf. All allocated shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by Registrar and Transfer Company on or before April 7, 2010. If you do not direct the ESOP Trustee as to how to vote the shares of Company common stock allocated to your ESOP account or your instructions are not received by April 7, 2010, the ESOP Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties. The ESOP Trustee will vote all unallocated shares held in the ESOP Trust in the same proportion as shares for which it has received timely voting instructions.

Your voting instructions will not be revealed, directly or indirectly, to any employee or director of United Financial Bancorp, Inc. or United Bank. If you participate in other Bank plans that hold Company common stock and/or you hold shares outside of a Bank-sponsored plan you will receive separate voting instruction cards or proxy cards for those shares of Company common stock. Please vote all of the proxy cards and/or voting instruction cards you receive from the Company.

VOTE INSTRUCTION CARD
UNITED FINANCIAL BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
April 15, 2010

ESOP

The undersigned hereby appoints the ESOP Trustee to vote all shares of Common Stock of United financial Bancorp, Inc. at the Annual Meeting of Stockholders of United Financial Bancorp, Inc. to be held at the office of United Bank at 95 Elm Street, West Springfield, Massachusetts at 2:00 p.m. (local time) on April 15, 2010, and at any and all adjournments thereof. The ESOP Trustee is authorized to cast all votes with respect to the shares in my account as follows:.

	FOR	VOTE WITHHELD	FOR ALL EXCEPT
1. The election as Directors of all nominees listed below each to serve for a three-year term:	☐	☐	☐
Michael F. Crowley Carol Moore Cutting Carol A. Leary
INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.	FOR	AGAINST	ABSTAIN

2. The ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors recommends a vote “FOR” each of the listed proposals.

UNITED FINANCIAL BANCORP, INC.

This Vote Instruction Card is solicited by the ESOP Trustee. This Vote Instruction Card will be voted as directed, but if no instructions are specified, this Vote Instruction Card will be voted for each of the proposals stated above. If any other business is presented at such meeting, this Vote Instruction Card will be voted by the ESOP Trustee in the best interest of participants and beneficiaries of the ESOP. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

The undersigned acknowledges receipt from us prior to execution of this Vote Instruction Card of a Notice of the Annual Meeting and a Proxy Statement dated March 12, 2010.

Please complete and date this Vote Instruction Card and return it promptly in the enclosed postage-prepaid envelope to be received no later than 5 p.m. on April 7, 2010.

Dated: __________

PRINT NAME OF ESOP PARTICIPANT

SIGNATURE OF ESOP PARTICIPANT

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

_____________________________________

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